UNITED STATES BANKRUPTCY COURT
          MIDDLE DISTRICT OF PENNSYLVANIA
                HARRISBURG DIVISION

In re Nuclear Support Services, Inc. and
Subsidiaries,
Case No. 1-95-01767
(Chapter 11)

Debtors-in-Possession.

     SECOND STIPULATION REGARDING LIMITED USE
  OF COLLATERAL BY DEBTORS AND GRANTING ADEQUATE
  PROTECTION TO CHEMICAL BANK AND FIRST FIDELITY
                    BANK, N.A.

W H E R E A S :
          A.   On September 1, 1995 (the "First
Filing Date"), Oliver B. Cannon & Son, Inc.
("Cannon") filed a voluntary petition for
reorganization in the United States Bankruptcy
Court for the Middle District of Pennsylvania (the
"Court") under Chapter 11 of the Bankruptcy Code
(the "Code").
          B.   On September 5, 1995 (the "Second
Filing Date") Nuclear Support Services, Inc., NSS
Numanco, Inc., Henze Services, Inc., Icesolv,
Inc., and Sline Industrial Painters, Inc.
(together with Cannon, the "Borrowers") and NSS of
Delaware, Inc. (together with Borrowers, the
"Debtors") also filed Chapter 11 petitions in the
Court (all of said cases being referred to
hereinafter as the "Cases").
          C.   The Cases have been procedurally
consolidated, and Debtors have continued in the
management and operation of their businesses and
properties as debtors-in-possession pursuant to
Sections 1107 and 1108 of the Code and no trustee
or examiner has been appointed;
          D.   Prior to the initiation of the
Cases, Chemical Bank ("Chemical") and First
Fidelity Bank, N.A. ("First Fidelity" and together
with Chemical, the "Banks")  extended credit to
the Borrowers in the form of letters of credit and
loans pursuant to a certain Credit Agreement dated
as of November 19, 1993 among Debtors and
Chemical, as agent for the Banks (the "Agent"), as
amended from time to time (the "Credit
Agreement");
          E.   The Debtors were, as of August 31,
1995, indebted to the Banks in the principal
amount of approximately $14,907,000, consisting
of:  (i) Term Loan debt of approximately
$5,614,000 ("Term Loan"); (ii) outstanding letters
of credit in the amount of $750,000 (the "LC
Debt"); (iii) revolving credit outstanding of
approximately $8,543,000 (the "Revolver");
together with accrued and unpaid interest and
costs and expenses including, without limitation,
attorneys' fees, collateral monitoring fees,
agent's fees, other professional fees, and
disbursements (collectively, the "Debt");
          F.   Pursuant to certain Security
Agreements, Deeds of Trust, a Mortgage and a
Pledge Agreement, each dated as of November 19,
1993, as amended, and certain other agreements,
between one or more of the Debtors and the Agent,
on behalf of the Banks, or a trustee on behalf of
the Agent (collectively, the "Security
Agreements"), first priority liens upon and
security interests in substantially all of each
Debtor's assets consisting of real property and
personal property, including, without limitation,
accounts, accounts receivable, general
intangibles, cash, inventory, all books and
records of Debtors, instruments, chattel paper,
machinery, equipment, furniture, furnishings and
fixtures, and all proceeds thereof (collectively,
the "Collateral") were granted to or for the
benefit of the Agent on behalf of the Banks;
          G.   The value of the Collateral exceeds
the Debt;
          H.   An immediate need exists for the
Debtors to obtain funds in order to assure the
orderly administration of their businesses.
Without such funds, the Debtors will be unable to
pay their taxes, rent, insurance, payroll, payroll
expenses, utility charges, general overhead and
purchase necessary materials, and consequently,
without such funds, the Debtors would be unable to
attempt to reorganize in these proceedings;
          I.   The Debtors have been unable to
obtain sufficient credit with which to administer
their businesses other than pursuant to 363 of
the Code;
          J.   On September 5, 1995, the Debtors
and the Banks entered into and filed an initial
Stipulation and Order Regarding Limited Use of
Collateral by Debtors and Granting Adequate
Protection to Chemical Bank and First Fidelity
Bank, N.A. (the "First Stipulation") which was
signed and entered by the Court on September 5,
1995 as well.  This Second Stipulation Regarding
Limited Use of Collateral by Debtors and Granting
Adequate Protection to Chemical Bank and First
Fidelity Bank, N.A. shall, upon the Court's
approval and entry of an order to that effect,
take precedence over, replace and otherwise
supersede the First Stipulation after and
following September 15, 1995.
          K.   The Banks are willing to consent to
the Debtors' use of the Collateral including, but
not limited to, cash collateral as defined in Code
363(a) ("Cash Collateral"), but only upon the
terms and conditions set forth herein.
     IT IS, THEREFORE, STIPULATED, CONSENTED AND
AGREED by and between the Agent and the Banks and
the Debtors as follows:
     1.   This Stipulation shall have no force or
effect unless and until it is approved by the
Court.
     2.   The Agent and the Banks hereby consent
to the Debtors' use of Collateral (including,
without limitation, Cash Collateral) during the
period (the "Budget Period") beginning on
September 15, 1995 and ending on the Termination
Date (as defined in paragraph 8, infra) for the
disbursements set forth in the budget, the form of
which is attached as Exhibit "A" hereto, as such
budget may be modified from time to time by the
Debtors with the prior unanimous written consent
of the Banks (the "Budget"), and for no other
purposes, provided that the Debt, including
amounts readvanced hereunder (together with
interest), shall not at any time exceed the amount
of the Debt on the Second Filing Date, as the same
may be reduced to reflect any letters of credit
which expire undrawn.  The Debtors are and shall
be authorized to use Cash Collateral exclusively
for disbursements to the extent set forth in the
Budget.
     3.   The Debtors shall maintain one or more
segregated bank accounts, including lock-box
accounts (collectively, the "Cash Collateral
Accounts"), at the Agent into which all proceeds
of the sale or disposition of Debtors' assets or
the collection of accounts receivable shall be
immediately deposited.   To the extent that
Debtors currently maintain lock-box accounts at banks other than the Agent, the Debtors shall instruct such banks that amounts in such accounts shall be wire transferred on a daily basis to the Agent. The Agent is authorized to apply all amounts in the Cash Collateral Accounts on a daily basis in reduction of the Debt. The Banks agree to readvance to the Debtors, subject to paragraph
2 above and there not having occurred any event or act that with the giving of notice or lapse of time or both would become a Termination Event (as defined in paragraph 8, infra), collected amounts deposited into the Cash Collateral Accounts on or after the First Filing Date in the case of Cannon and the Second Filing Date with respect to the other Debtors to the extent (i) of the lesser of
(x) actual cash receipts or (y) disbursements as set forth in the Budget, and (ii) as set forth in paragraph 13. No Cash Collateral (including monies so readvanced) may be used for any other purpose.
The Debtors agree that they will not (without the Banks' prior written consent) establish any new bank accounts.
     4.   In consideration of the Banks' consent
to the Debtors' use of Cash Collateral and as security for such use of the Collateral
(including, without limitation, amounts readvanced to the Debtors hereunder), the Debtors hereby grant to the Agent for the benefit of the Banks
(i) replacement liens, with a first priority on and security interests in all of the Debtors' now owned and hereafter-acquired property, assets and rights, of any kind or nature, wherever located, including, without limitation, all machinery, furniture, fixtures, inventory, accounts and accounts receivable, contract rights, equipment, general intangibles, and the proceeds, products, rents and profits thereof, whether arising from 11
U.S.C. 552(b) or otherwise, including causes of action arising under Title 11 of the United States
Code, (such security interests and liens shall be valid, perfected, enforceable and effective as of the Second Filing Date without any further action by the Debtors or the Agent or the Banks and without the execution, filing or recordation of any financing statements, security agreements, vehicle lien applications or notices, mortgages or other documents), senior to any other security interest or lien, subject only to (x) the Agent's or each Bank's security interests and liens existing as of the First Filing Date with respect to Cannon and the Second Filing Date with respect to the other Debtors, (y) prepetition liens (if any) which are senior to the Banks' liens or security interests as of the appropriate filing date, (z) the payment of allowed professional fees and disbursements incurred by the Debtors in the Cases in an aggregate amount not in excess of $
50,000 unless an increased amount is otherwise agreed to unanimously in writing by the Banks (the
"Carve-Out"), and (i) the payment of United States
Trustee fees, pursuant to 28 U.S.C 1930 ("United
States Trustee's Fees"). The Banks are hereby entitled to a super priority claim pursuant to 11
U.S.C. 507(b) to the extent that the Banks have claims arising under 11 U.S.C. 507(a)(1) for the Debtors' use of cash collateral (subject only to the items referred to in (y) and (z) above). The Carve-Out of $50,000 is limited to fees and expenses incurred by R.H. Smith & Associates, Inc. and
Vinson & Elkins L.L.P. (in the aggregate) through
September 15, 1995, and is further limited to actual fees and expenses accrued if the same are less than $50,000. The parties hereto agree that the limitation on the Carve-Out is without prejudice as to the application for and allowance of additional fees for both the Carve-Out period and later, but such fees could not be paid from the Carve-Out.
     5.    As additional adequate protection for
any diminution in the value of Collateral, and as security for and an inducement to the Banks to permit the use of such Collateral (including amounts readvanced to the Debtors hereunder), the Debtors shall pay interest to the Banks at the rates set forth in the Credit Agreement, monthly in arrears on the outstanding principal amount of the Debt (including interest accrued prior to the entry of an order approving this Stipulation).
The Agent is authorized to debit the Cash
Collateral Accounts to pay the interest obligation of the Debtors as set forth herein in the preceding two sentences.
     6.   The Debtors agree to furnish to the
Banks and counsel for any official statutory committees appointed in these cases (each a "Committee"), (i) a weekly borrowing base and revenue report brought forward through September
17, 1995, and September 24, 1995, to be delivered on the Tuesday of each consecutive calendar week commencing September 19, 1995, and (ii) other reports and information as either Bank may reasonably request. The Agent and each Bank and its representatives shall have the right, upon 24 hours prior notice, during ordinary business hours, to inspect and copy the Debtors' books and records.
     7. If the Agent hereafter requests that the Debtors execute and deliver financing statements, mortgages, or other instruments or documents considered by it to be necessary or desirable to further evidence the perfection of the liens and security interests granted in this Stipulation, the Debtors agree to execute and deliver such financing statements, instruments and documents.
Except as provided in paragraph 16 and by applicable law, infra, nothing in this Stipulation shall in any way restrict the scope of such pre-petition liens, security interests, rights of set-off, remedies or claims that the Agent or either
Bank may have against the Debtors. In the event that any of the Cases are dismissed, neither the entry of this Stipulation nor the dismissal of any of the Cases shall affect the rights of the Agent or either Bank under the Credit Agreement or any of the Security Agreements and other documents executed in connection therewith, and all the rights and remedies of the Agent or either Bank thereunder shall remain in full force and effect as if any of the Cases had not been filed.
     8.   Debtors' use of Collateral (including
without limitation Cash Collateral) shall expire
(subject to any applicable notice requirements as set forth infra.), on the earliest to occur of (each such occurrence being hereinafter referred to as a "Termination Event") (a) September 29,
1995 (the "Expiration Date"); (b) the dismissal of any of the Cases or the conversion of any of the Cases to a case under Chapter 7 of the Code, (c) the entry by the Court of an order granting relief from the automatic stay imposed by Section 362 of the Code to any entities other than the Agent or either Bank with respect to acts against the Collateral without the Banks' consent, (d) the appointment of a trustee or examiner or other representative, (e) the occurrence of the effective date or consummation date of a plan of reorganization for the Debtors, (f) the failure by the Debtors to make any payment required herein when due, (g) the failure by the Debtors to deliver to the Agent or either Bank any of the documents or other information reasonably required to be delivered pursuant to paragraph 6 hereof when due or any such documents or other information shall contain a material misrepre sentation, and (h) the failure by the Debtors to observe or perform any of the material terms or material provisions contained herein, provided that, solely with respect to clause (a) hereof, if the Debtors shall have submitted a budget with respect to such extension period to the Banks in proper form at least 7 business days prior to the Expiration Date as then applicable, the Expiration
Date shall be automatically extended without further order of the Court for one or more two week periods commencing September 29, 1995, and continuing thereafter, as the case may be, unless the Banks (or either of them), in their sole discretion, provide written notice by facsimile or otherwise to the Debtors, counsel for the Debtors, each Committee and its counsel, if any are appointed, and the United States Trustee (the
"Noticed Parties") whose names, addresses and telefaxes are attached hereto as "Exhibit B," that the Banks withdraw their consent to such automatic extension not less than two business days prior to the then applicable Expiration Date. On and after the occurrence of (x) a Termination Event specified in Clauses (a), (b) or (e) above, the Debtors shall immediately cease using Cash
Collateral and (y) any other Termination Event, on the second business day after the date on which the Debtors receive notice of such Termination
Event, the Debtors shall immediately cease using
Cash Collateral (in each case, the date of such cessation being referred to as a "Termination
Date"); provided, however, that the Agent may freeze but may not setoff from the Cash Collateral
Accounts (other than for interest and certain expenses as expressly set forth herein) except upon further order of the Court upon prior notice to the Noticed Parties.
     9.   This Stipulation and the transactions
contemplated hereby shall be without prejudice to
(i) the rights of the Agent and either Bank to seek additional adequate protection, move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Cases, or to take any other action in the Cases and to appear and be heard on any matter raised in these Cases, and (ii) any and all rights, remedies, claims and causes of action which the Agent or either Bank may have against any other party liable for the Debt; and,
(iii) this stipulation and the contemplated transactions are without prejudice to the rights of the Debtors to take such actions, on notice and hearing, as may be appropriate to allow further use of cash collateral without the consent of the Banks.
     10.  Other than with respect to United States
Trustee's Fees and the Carve-Out, (i) no costs or expenses chargeable or alleged to be chargeable against the Collateral under section 506(c) of the Code shall be incurred in these proceedings without prior authorization of the Court after notice to the Banks and a hearing and if incurred without such prior notice and approval by the Court shall not be chargeable to the Banks and
(ii) nothing contained in this Stipulation shall be deemed to be a consent by the Agent or either
Bank to any charge, lien, assessment or claim against the Collateral under section 506(c) of the Code or otherwise.
     11.  Nothing contained in this Stipulation
shall be deemed a finding with respect to adequate protection of the interests of the Agent and the Banks and each party hereto reserves the right to claim that the protection provided in this Stipulation is not "adequate protection" for the purposes of section 507(b) of the Code or otherwise.
     12.  To the best of Debtors' knowledge, (i)
payment of the Debt is not subject to any offsets, defenses, claims or counterclaims and (ii) the liens and security interests encumbering the Collateral and securing the Debt are valid, first priority, enforceable and duly perfected.
     13.  Subject to notice to the Debtors and an
opportunity to object, the Debtors shall pay, upon receipt of invoices therefor, all of the reasonable costs and expenses (including reasonable attorneys fees and fees of financial advisors) incurred by the Agent and the Banks in connection with the negotiation, preparation and administration of this Stipulation and the administration of the Credit Agreement and the Security Agreements (including all fees required thereunder) and the monitoring and the collection of the Debt and the enforcement of the Agent's and each Bank's rights and remedies under the Credit
Agreement, the Security Agreements and this Stipulation. Copies of all such invoices shall be provided to Debtors, the United States Trustee and counsel for any Committee. The Agent is hereby authorized to debit the Cash Collateral Accounts to pay any of the costs and expenses properly required to be paid by the Debtors hereunder, subject to notice and the opportunity to object.
     14.  This Stipulation has been negotiated in
good faith and at arm's length between the Debtors and the Agent and the Banks.
     15. The provisions of this Stipulation shall remain in full force and effect unless modified or vacated by order of the Court. If any or all of the provisions of this Stipulation are hereafter modified, vacated, or stayed by order of this or any other Court, such stay, modification, or vacation shall not affect in and of itself the validity and enforceability of any lien, or any prior application of payment authorized hereby with respect to the Debt. During the term of this Stipulation, notice of any motion or application with respect to the subject matter hereof shall be sufficient if given by hand delivery, facsimile or overnight mail service to the Debtors, the Agent and the Banks, their respective counsel, counsel for any Committee, and the United States Trustee, not less than three business days (or such shorter period as is expressly provided herein) before such motion or application is filed in the Court.
     16. Except (i) for the right of the Agent to debit the Cash Collateral Accounts for interest, costs and expenses as set forth herein, or (ii) as authorized by the Court, neither the Agent nor the Banks shall set off, appropriate or apply, whether pursuant to the Credit Agreement, the Security
Agreements or related documents, any other agreement, applicable law or otherwise, any deposits (general and special, time and demand, provisional and final) at any time held or any other indebtedness at any time owing by the Agent or the Banks to or for the credit or the account of the Debtors against and on account of the Debt or any other obligation of the Debtors now or hereafter existing without further order of the Court.
     17.  The automatic stay imposed by Section
362 of the Code is hereby modified to the extent necessary to permit the Agent and the Banks to take any and all actions permitted, and to enjoy all of the benefits afforded to it, by this Stipulation.
     18. Nothing contained herein shall be deemed in any manner to be a modification, release, waiver or reduction of any guaranty executed by any guarantor of the Debt or any portion thereof, all of which remain in full force and effect.
     19.  This Stipulation cannot be amended or
modified except by a writing executed by all parties hereto and approved by the Court.
     20.  Nothing contained in this Stipulation
shall be construed to be a commitment by the Agent or either Bank to provide additional financing to the Debtors.
     21.  The terms and provisions of this
Stipulation shall be binding upon the Debtors, any successors in interest to the Debtors (including without limitation, any Chapter 7 or Chapter 11 trustee appointed in the Cases) and upon the Agent, the Banks and their respective successors and assigns.
     22.  The Debtors have attempted to give
notice (either in writing or by telephone) of this Stipulation to the holders of the 20 largest unsecured claims against the Debtors (the "Largest
Creditors") and to the United States Trustee and such notice constitutes due and sufficient notice under the circumstances.
     23.  The Debtors shall send to the Master
Service List a copy of this Stipulation, contemporaneously with the filing of this Stipulation, and such creditors may request a further court hearing with respect to this Stipulation provided that such request, upon notice to the parties hereto and the Noticed
Parties, is made to the Court by no later than September 20, 1995.


Dated:    September ____, 1995.

          VINSON & ELKINS L.L.P.
          Attorneys for Debtors

By:  ________________________________
          R. Glen Ayers, Jr.
          The Willard Office Building
          1455 Pennsylvania Avenue, N.W.
          Washington, DC 20004
          (202) 639-6757

          ZALKIN, RODIN & GOODMAN LLP
          Attorneys for Chemical Bank,
          individually and as Agent


By:
          Richard S. Toder (RT-3917)
          750 Third Avenue
          New York, New York  10017-2771
          (212) 682-6900


          KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS
          Attorneys for First Fidelity Bank, N.A.

By:_____________________________________
          1401 Walnut Street
          Philadelphia, Pennsylvania 19102-3163
          (215) 568-6060

Exhibit A
Nuclear Support Services, Inc.
Budget for Cash Collateral
(000's)

Week ending September 24, 1995
          Cannon NSS
          Sline  Numanco  IceSolv Henze Corporate Total
Revenue   1,000     713     60    250             2,023

Cash
  Receipts  900      80     20    250             1,250
Carry-over
  Cash      300                                     300
Disbursements
  Payroll (400)   (525)   (15)  (150)    (35)   (1,125)
  Accounts
   Payable(400)    (40)   (10)  (150)             (600)

Net Cash
  Flow      400   (485)    (5)   (50)    (35)     (175)

           9-18    9-19   9-20   9-21    9-22     Total
Revenue     404     405    404    405     405     2,023
Cash
  Receipts  400     250    300    100     200     1,250
Carry-over
  Cash      300                                     300
Disbursements
  Payroll (375)   (130)  (245)  (225)   (150)   (1,125)
  Accounts
   Payable(200)   (100)  (100)  (100)   (100)     (600)

Net Cash
  Flow      125      20   (45)  (225)    (50)     (175)

Week ending October 1, 1995
          Cannon NSS
          Sline  Numanco IceSolv Henze  Corporate Total
Revenue   1,000     713     60    250             2,023

Cash
  Receipts  900     155     20    250             1,325

Disbursements
  Payroll (540)   (675)   (35)  (150)    (50)   (1,450)
  Accounts
   Payable(400)    (20)    (5)  (150)             (575)

Net Cash
  Flow     (40)   (540)   (20)   (50)    (50)     (700)

           9-25    9-26   9-27   9-28    9-29     Total
Revenue     405     405    404    405     404     2,023
Cash
  Receipts  400     300    200    225     200     1,325

Disbursements
  Payroll (475)   (200)  (390)  (210)   (175)   (1,450)
  Accounts
   Payable(200)   (100)   (75)  (100)   (100)     (575)

Net Cash
  Flow    (275)       0  (265)   (85)    (75)     (700)

Two Weeks ending October 1, 1995
          Cannon NSS
          Sline  Numanco IceSolv Henze Corporate Total
Revenue   2,000   1,426    190    500       0     4,046

Cash
  Receipts1,800     235     40    500       0     2,575
Carry-over
  Cash      300                                     300
Disbursements
  Payroll (940) (1,200)   (50)  (300)    (85)   (2,575)
  Accounts
   Payable(800)    (60)   (15)  (300)       0   (1,175)

Net Cash
  Flow      360 (1,025)   (25)  (100)    (85)     (875)

This schedule was prepared using information in hand as of September 8, 1995 and represents our best estimate.

                     Exhibit B


Debtors:                       United States Trustee:
NSSI                           Mary D. France
22 Northeast Drive             225 Market Street, Suite 503
Hershey, PA  17033             Harrisburg, PA
Telephone:(717) 533-6370       (717) 782-4900
Telefax:(717) 533-5893 or 6563 (717) 782-4927

Counsel for Debtors:

R. Glen Ayers, Jr.
Vinson & Elkins L.L.P.
1455 Pennsylvania Avenue, N.W.
Suite 700
Washington, D.C.  20004-1008
Telephone:  (202) 639-6757
Telefax:  (202) 639-6604

Counsel for First Fidelity Bank, N.A.:

Rosetta Packer, Esq.
Klehr, Harrison, Harvey, Branzburg & Ellers
1401 Walnut Street
Philadelphia, PA  19102-3163
Telephone:  (215) 568-6060
Telefax:  (215) 568-6603

Counsel for Chemical Bank:

Richard Toder, Esq.
Zelkin, Rodin, Goodman, L.L.P.
750 Third Avenue
New York, NY  10017-2771
Telephone:  (212) 682-6900
Telefax:  (212) 682-6331


First Fidelity Bank, N.A.:
Elizabeth B. Styer
123 South Broad St.
Philadelphia, PA  19109
Telephone:  (215) 985-8864
Telefax:  (215) 985-7576


Chemical Bank
Todd Walter
270 Park Avenue
30th Floor
New York, New York  10017
Telephone:  (212) 270-1896
Telefax:  (212) 270-2411